Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-137662

Free Writing Prospectus

Dated January 10, 2007

Set forth below is a copy of the press release issued by Kenexa Corporation on January 10, 2007

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Kenexa Corporation Updates Fourth Quarter 2006 Guidance

WAYNE, PA — January 10, 2007—Kenexa Corporation (Nasdaq: KNXA), a leading provider of talent management solutions, announced today that it expects to meet or slightly exceed its previously issued guidance for the quarter ended December 31, 2006, relating to the Company’s revenues and non-GAAP operating income.

Kenexa Corporation provides software, services and proprietary content that enable organizations to more effectively recruit and retain employees. The Company’s solutions include applicant tracking, employment process outsourcing, phone screening, skills and behavioral assessments, structured interviews, performance management, multi-rater feedback surveys, employee engagement surveys and HR Analytics.  The Company is headquartered in Wayne, Pa.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth in our registration statement and other fillings with the Securities and Exchange Commission - and specifically those under the caption “Risk Factors” in Kenexa’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by Kenexa’s quarterly reports on Form 10-Q. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to integrate acquisitions. Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Credit Suisse, Prospectus Department, One Madison Avenue, New York, New York 10010 (telephone: (212) 325-2580).

Note to Editors: Kenexa is a registered trademark of Kenexa Corporation. Other product or service names mentioned herein remain the property of their respective owners.

Contact

MEDIA CONTACT:

Sarah Teten Kenexa (800) 391-9557 sarah.teten@kenexa.com	Jeanne Achille The Devon Group (732) 224-1000, ext. 11 jeanne@devonpr.com

INVESTOR CONTACT:

Kori Doherty
Integrated Corporate Relations
(617) 217-2084
kdoherty@icrinc.com